SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2012 (December 30, 2011)

NEDAK Ethanol, LLC
(Exact Name of registrant as specified in its charter)

Nebraska	333-130343	20-0568230
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

87590 Hillcrest Road
P.O. Box 391
Atkinson, Nebraska 68713
(Address, including zip code, of principal executive offices)

(402) 925-5570
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Letter Agreement with TNDK, LLC

On December 30, 2011, NEDAK Ethanol, LLC (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with TNDK, LLC, a Delaware limited liability company (“TNDK”), pursuant to which TNDK agreed to invest $5,000,000 in the Company as part of the Company’s private offering of up to 1,500 Class B Preferred Membership Units (the “Class B Units”) at $10,000 per unit (the “Class B Offering”) as set forth in the Private Placement Memorandum dated April 7, 2011, as supplemented July 20, 2011 and December 23, 2011 (the “Memorandum”).  The offer and sale of the Class B Units pursuant to the Class B Offering were exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) (the “Securities Act”) and Regulation D promulgated thereunder.  The Class B Offering is described further in Item 3.03 of this Current Report on Form 8-K.

The investment by TNDK in the Company (the “TNDK Investment”) was subject to certain conditions, including, without limitation, (i) the execution of an Asset Management Agreement with Tenaska Biofuels, LLC, a Delaware limited liability company (“TBF”), as further described below, (ii) the adoption of the Fifth Amended and Restated Operating Agreement, as further described below, granting TNDK the right to appoint two directors  to the Company’s Board of Directors (the “Board”) and making certain other modifications; (iii) the right of TNDK to approve the terms of the restructuring of the Company’s senior secured credit facility and its tax increment financing loan (the “Loan Restructuring”), and (iv) the resolution of certain outstanding liabilities of the Company.

In accordance with the terms of the Memorandum and the Escrow Agreement dated August 9, 2011 between the Company and First Dakota National Bank (the “Escrow Agreement”), all subscription proceeds received as part of the Class B Offering, including the TNDK Investment, had to be held in escrow until certain conditions were satisfied, including certain conditions related to completing the Loan Restructuring on terms acceptable to the Company’s Board of Directors (the “Escrow Release Conditions”).

The Letter Agreement provided that, in addition to the Escrow Release Conditions, the Company did not have the right to authorize the release of the subscription funds from escrow, including the TNDK subscription funds, unless TNDK confirmed in writing that the terms of the Loan Restructuring were acceptable to TNDK and that the Company had satisfied certain other conditions, including (i) the Company had received a writing signed by Arbor Bank, the lender of the Company’s tax increment financing loan (the “TIF Lender”), reasonably acceptable to TNDK, in which the TIF Lender agreed to dismiss with prejudice the lawsuit against the Company filed by the TIF Lender on August 12, 2010 (the “TIF Lawsuit”), and that pending the dismissal of such TIF Lawsuit, the TIF Lender would forebear from taking any actions to enforce the summary judgment or otherwise seek a final appealable order related to the TIF Lawsuit, and (ii) the Company had delivery to TNDK evidence that the Company had received subscription funds from subscribers for Class B Units, other than TNDK, in an aggregate amount of at least $5,500,000.

Effective as of December 31, 2011, the Company had satisfied all of the Escrow Release Conditions and the conditions set forth in the Letter Agreement, and therefore, on December 31, 2011, the Company closed the Class B Offering and authorized First Dakota National Bank to release and pay the subscription funds, including the TNDK subscription funds, in the amounts and to the parties identified in a Closing Settlement Statement delivered by the Company to First Dakota National Bank.

The summary of the Letter Agreement contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the terms of the Letter Agreement which will be attached as an exhibit to the Company’s next Annual Report on Form 10-K for the period ended December 31, 2011.

Amended and Restated Master Credit Agreement with the Senior Lender

On December 31, 2011, the Company and AgCountry Farm Credit Services, FLCA (the “Senior Lender”) entered into an Amended and Restated Master Credit Agreement (the “Restated Credit Agreement”), a First Supplement to the Amended and Restated Master Credit Agreement (the “First Supplement”) and an Amended and Restated Term Loan Note (the “Restated Term Note” and collectively with the Restated Credit Agreement and the First Supplement, the “Restated Senior Loan Agreements”) pursuant to which the parties agreed to restructure and re-document the loans and other credit facilities provided by the Senior Lender under the original credit agreement as amended and supplemented (the “Original Credit Agreement”).

The Restated Senior Loan Agreements were effective December 31, 2011 subject to the Company’s satisfaction of certain conditions including the following: (i) payment to the Senior Lender of a special principal payment in the amount of $7,105,272, (ii) payment of the Company’s delinquent real estate taxes, including interest, late fees and penalties, if any, in the amount of $1,453,762.07, (iii) payment of interest, late fees and penalties to the TIF Lender in the aggregate amount of $1,116,781.73, (iv) delivery of evidence that the Company received additional equity capital in the amount of at least $10,000,000 in the Class B Offering, (v) receipt of a document, duly executed by the TIF Lender and in form and substance acceptable to the Senior Lender, pursuant to which the TIF Lender agreed to dismiss with prejudice, effective as of December 31, 2011, the TIF Lawsuit and that pending the court’s entry of an order dismissing the lawsuit, the TIF Lender shall forebear from taking any actions to enforce the summary judgment or otherwise seek a final appealable order related to the TIF Lawsuit, (vi) delivery of a copy of the Letter Agreement pursuant to which TNDK agreed to purchase 500 Class B Units as part of the Class B Offering, (vii) delivery of a copy of the fully-executed Asset Management Agreement between the Company and TBF, (viii) delivery of an Assignment of Asset Management Agreement executed by the Company and TBF, (ix) the execution of an Intercreditor Agreement between the Senior Lender and the TIF Lender, and (x) payment of all fees and other amounts due and payable by the Company to the Senior Lender, including a restructure fee of $130,000, an administrative fee of $130,000 and certain out-of-pocket expenses of the Senior Lender.

Pursuant to the terms of the Restated Senior Loan Agreements, the Senior Lender waived all defaults that had occurred under the Original Credit Agreement and related loan documents as of December 31, 2011.

The principal amount payable under the Restated Senior Loan Agreements, prior to the credit for the payment to the Senior Lender of a special principal payment in the amount of $7,105,272, is $33,105,272.00 (the “Restated Senior Term Loan”).  Interest on the Restated Senior Term Loan accrues at an annualized variable interest rate equal to LIBOR plus five and one-half percentage points (5.50%) (550 basis points) (the “Variable Rate”); provided, the Variable Rate will at no time be less than 6.00% or more than 8.00%.  At any time after September 30, 2012, so long as no default or event of default has occurred, the Company may request that the Senior Lender fix the interest rate applicable to the Restated Senior Term Loan.  Subject to the consent of 100% of any third parties holding participation interests in the Restated Term Note, the Senior Lender will provide fixed rate options then available, and will fix the rate at such fixed rate selected by the Company.

Under the terms of the Restated Senior Loan Agreements, the Company must make equal monthly principal payments of $356,164.40 plus accrued interest through February 1, 2018 (the “Senior Loan Maturity Date”).  The Restated Senior Loan Agreements also provide that the within 30 days following the last day of the first, second, and third calendar quarters beginning with the quarter ending on September 30, 2012, the Senior Lender will make a 100% cash flow sweep of the Company’s operating cash balances in excess of $3,600,000, if any, as of the last day of such quarter (the “Quarterly Cash Sweep”), and the Senior Lender shall apply and make payments of such Quarterly Cash Sweep as follows: (a) 50% of the Quarterly Cash Sweep shall be applied to the principal balance of the Restated Senior Term Loan, (b) 25% of the Quarterly Cash Sweep shall be paid to the TIF Lender to be applied to the principal balance of the obligations owing from the Company to the TIF Lender, and (c) 25% of the Quarterly Cash Sweep shall be released to or otherwise become unrestricted cash available to the Company for certain capital expenditures approved by the Senior Lender.  The calculation of the Company’s operating cash balances shall be determined after giving full effect to the Company’s payment of any accrued interest or real estate taxes to the TIF Lender or amounts on account thereof to be escrowed by the Company as authorized by Senior Lender, payment of any other taxes owing by the Company and certain tax distributions declared, made, paid or otherwise owing by the Company under the Company’s Fifth Amended and Restated Operating Agreement.  All remaining principal and accrued and unpaid interest outstanding on the Restated Senior Term Loan is due and payable on the Senior Loan Maturity Date.  So long as the remaining principal and accrued and unpaid interest outstanding on the Restated Senior Term Loan is subject to a variable rate, the Company may prepay the Restated Senior Term Loan, in whole or in part, at any time without any prepayment penalty; provided that the amount of any such prepayment may not be less than $500,000.  If at any time the remaining principal and accrued and unpaid interest outstanding on the Restated Senior Term Loan is subject to a fixed rate per the election of the Company and approval of the Senior Lender, then the prepayment of the remaining principal and accrued and unpaid interest outstanding on the Restated Senior Term Loan may include “make whole” breakage costs for prepayment, which costs will be disclosed to the Company by the Senior Lender prior to the Company’s election of a fixed rate.

Under the Restated Senior Loan Agreements, the Company is required to maintain compliance with certain financial covenants relating to the Company’s owner’s equity ratio and tangible net worth.  The Company must  maintain an owner’s equity ratio of (a) at least fifty percent (50%) as of December 31, 2011 (the “Baseline Date”), and (b) on December 31st of each year thereafter (each, a “Determination Date”), at least the percentage that is equal to the sum of (x) fifty percent (50%) plus (y) the product of (A) two percent percentage points (2%) multiplied by (B) the number of years that have elapsed from the Baseline Date to the applicable Determination Date; provided, however, that the required owner’s equity ratio for any Determination Date shall not exceed seventy percent (70%) (the “Owner’s Equity Ratio Covenant”).  The Company must also maintain a tangible net worth of $30,000,000 as of the Baseline Date and on each Determination Date following the Baseline Date (except at such times in which the Company’s owner’s equity ratio is greater than seventy percent (70%), in which case the Company is not required to increase Tangible Net Worth in excess of $30,000,000), an amount equal to the sum of (x) $30,000,000 plus (y) the aggregate net income of the Company, after tax distributions to holders of Class B Units, for each year elapsed between the Baseline Date and the applicable Determination Date, in each case as reported in Borrower’s audited financial statements as of such Determination Date and for each year ended between the Baseline Date and the applicable Determination Date (the “Tangible Net Worth Covenant”).

The Restated Senior Loan Agreements also contain customary affirmative covenants, including reporting covenants, and customary negative covenants, including prohibitions on the Company assuming further debt obligations or liens and limitations on mergers, asset sales, restricted payments and transactions with affiliates.

The Restated Senior Loan Agreements contain customary events of default (including payment defaults, covenant  defaults, cross defaults and bankruptcy defaults) and also includes as events of default (i) failure of the TIF Lawsuit to be dismissed with prejudice prior to January 31, 2012, (ii) the exercise by the TIF Lender, or any other tax increment financing lender, of any remedy under the tax increment financing loan documents, (iii) the occurrence of a default under the agreements or other documents governing or relating to the tax increment financing provided by the TIF Lender that are not waived or cured within the applicable period, and (iv) the occurrence of any breach, default or event of default by the Company or TBF under the Asset Management Agreement that is not cured or waived within the applicable cure period.

In connection with the execution of the Restated Senior Loan Agreements, the Company also entered into a Second Amendment to Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement and a collateral assignment of the Company’s rights and interest in and to the Asset Management Agreement with TBF.

The summary of the Restated Senior Loan Agreements contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the terms of the Restated Senior Loan Agreements which will be attached as exhibits to the Company’s next Annual Report on Form 10-K for the period ended December 31, 2011.

First Amendment to Loan Agreement with the TIF Lender

On December 31, 2011, the Company and the TIF Lender, entered into the First Amendment to Loan Agreement (the “First Amendment”) and an Amended and Restated Promissory Note (the “Restated Note” and collectively with the First Amendment, the “Restated TIF Loan Agreements”) pursuant to which the parties agreed  to amend the original Loan Agreement dated June 19, 2007 (the “Original TIF Agreement”).

The Restated Senior Loan Agreements were effective December 31, 2011 subject to the Company’s satisfaction of certain conditions including the following: (i) payment to the TIF Lender of past due interest in the amount of $1,050,715.14, (ii) confirmation of all delinquent real estate taxes, plus accrued interest and penalties in the amount of $1,453,762.07, (iii) payment to the TIF Lender of all unpaid out-of-pocket costs and expenses, including without limitation, attorneys’ fees and expenses, incurred by the TIF Lender in connection with previous enforcement actions related to the Original TIF Agreement and the First Amendment and related loan documents which amount could not exceed $37,500, (iv) the Company’s funding of a tax escrow account in the amount of $230,000, (v) confirmation of the Company’s receipt of not less than $10,500,000 in proceeds from the Class B Offering, (vi) delivery of a copy of the fully-executed Asset Management Agreement between the Company and TBF, and (vii) the execution of an Intercreditor Agreement between the Senior Lender and the TIF Lender.

Pursuant to the terms of the Restated TIF Loan Agreements, the TIF Lender waived and released the defaults described in the TIF Lawsuit and all other defaults that had occurred under the Original TIF Agreement and related loan documents as of December 31, 2011.  The TIF Lender also agreed to request the Court to set aside the summary judgment granted in favor of TIF Lender and dismiss the TIF Lawsuit with prejudice and delivered to the Company a signed Stipulation for Dismissal with Prejudice with regards to the TIF Lawsuit.

The principal amount payable under the Restated TIF Loan Agreements is $6,579,000 (the “Restated TIF Loan”).  Interest on the Restated TIF Loan accrues at a rate of LIBOR plus five and one-half percentage points (5.50%) (550 basis points); provided, the interest rate will at no time be less than 6.00%; provided further, the TIF Lender agreed that so long as no event of default has occurred under the Restated TIF Loan Agreements, the interest rate applicable to the Restated TIF Loan shall be the same interest rate applicable to the Restated Senior Term Loan until the earlier of the maturity date of the Restated Senior Term Loan or the Company’s payment in full of the Restated Senior Term Loan.

Under the terms of the Restated TIF Loan Agreements, commencing January 1, 2012, the Company must make monthly accrued interest payments on the principal balance of the Restated TIF Loan not supported by the estimated collections by the TIF Lender on account of tax increment revenues, and commencing on July 1, 2012 and November 1, 2012, and on the first of each July and November thereafter until December 1, 2021 (the “TIF Loan Maturity Date”), the Company must pay principal and interest payments to the TIF Lender in an amount equal to 100% of the tax increment revenues.   In addition, on September 30, 2012, and on the last day of the first, second and third calendar quarters thereafter, principal payments in an amount equal to 25% of the Company’s aggregate cash balances in excess of $3,600,000 as of the last day of each quarter Excess Free Cash Flow shall be due and payable.

The Restated TIF Loan Agreements require the Company to establish a tax escrow account (the “Tax Escrow Account”) and to deposit (i) the sum of $230,000 within five (5) business days of December 31, 2011; provided, that pending establishment of the Tax Escrow Account the funds may be held by First Dakota National Bank in the escrow account used for the Class B Offering, and (ii) thereafter one-twelfth (1/12) of the amount of real estate taxes and any assessments assessed or to be assessed against the Company’s facility for the then current year.

Under the Restated TIF Loan Agreements, the Company is required to maintain compliance with Owner’s Equity Ratio Covenant and Tangible Net Worth Covenant set forth in the Restated Senior Loan Agreements.  The Restated TIF Loan Agreements also contain certain affirmative and negative covenants, including prohibitions on protesting the tax assessed value of the Company’s facility, limitations on assuming further debt obligations and limitations on the payment of dividends or distributions.

The Restated TIF Loan Agreements contain customary events of default (including payment defaults, covenant  defaults, cross defaults and bankruptcy defaults) and also includes as an event of default the Company’s failure to pay the real estate taxes or applicable special assessments on the Company’s facility.

The summary of the Restated TIF Loan Agreements contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the terms of the Restated TIF Loan Agreements which will be attached as exhibits to the Company’s next Annual Report on Form 10-K for the period ended December 31, 2011.

Asset Management Agreement

On December 31, 2011, the Company and TBF, the parent company of TNDK, entered into an Asset Management Agreement, which will be effective January 11, 2012 (the “AMA Effective Date”) and has an initial term of seven years.  The Asset Management Agreement provides that the Company will provide processing services to TBF for the conversion of grains, natural gas and denaturant (the “Feedstocks”) into ethanol and distillers grains (the “Finished Products”).  TBF will finance and own all Feedstocks, including the corn inventories, from the time of purchase through the delivery and sale of the Finished Products.  In particular, TBF will be responsible for originating all corn used and for paying corn producers and commercial grain merchants providing corn to the Company’s facility, as well as providing all necessary working capital for corn inventories and forward contracts.  TBF will also originate, provide credit support and pay for all denaturant and natural gas delivered to the Company’s facility, as well as all management services required for delivery of the natural gas under the Company’s natural gas transportation contract.

TBF will own and be responsible for selling all ethanol produced at the Company’s facility, including prospecting, contracting and approving credit for all ethanol sales.  TBF will own 100% of the distillers grains produced at the Company’s facility and, in coordination with the Company, will direct all activities related to sales of distillers grains, including extending credit to third party purchasers under the same terms and conditions as other TBF customers.  TBF shall provide all transportation of all Finished Products from the Company’s facility (not including transportation from the Company’s ethanol plant to the Company’s rail car loading facility.)

All inputs other than corn, denaturant and natural gas incurred by the Company for plant operations including, utilities, labor, debt service, insurance, taxes, chemicals, and enzymes, as well as transportation expenses for natural gas, will be provided and paid for by the Company.  The Company has agreed to meet or exceed certain guaranteed processing yields and that the Finished Product meets certain agreed upon quality specifications.  The corn provided by TBF must also meet certain quality specifications (subject to agreed upon quality discounts) and the Company, at its sole discretion may direct TBF not to procure corn that does not meet the specifications.

In return for providing processing services, the Company will be paid a processing fee based on a crush margin calculation.  TBF and the Company will also jointly draft a risk policy to provide guidelines applicable to forward contracts for the purchase of Feedstocks and sale of Finished Products, as well as guidelines for related hedging activities.  TBF will provide the working capital required for all forward contracts and related hedging activities.

 On the AMA Effective Date, the Company will transfer to TBF all inventories of Feedstocks and Finished Products (the “Inventories”) and TBF will pay the Company for such Inventories an amount mutually agreed upon by the parties which amount shall be based on the prevailing rates in effect on the AMA Effective Date.  Thereafter, the Company will not own any Feedstocks, work in process or Finished Products at the Company‘s facility.  TBF will be the exclusive asset manager for the Company and the Company will not process corn into ethanol for any party other than TBF during the term of the Asset Management Agreement.   The Company has also agreed to operate and maintain the Company’s facilities in accordance with good operating practices, to maintain agreed upon insurance, to obtain and maintain all necessary government approvals and otherwise comply with applicable laws, and to provide TBF with certain periodic reports.

The Asset Management Agreement between TBF and the Company constitutes a significant change in the Company’s business model.  The Company cannot predict at this time the impact of such agreement on its results of operations.

The summary of the Asset Management Agreement contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the terms of the Asset Management Agreement which will be attached as an exhibit to the Company’s next Annual Report on Form 10-K for the period ended December 31, 2011.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Asset Management Agreement” is incorporated by reference into this Item 2.01, as if fully set forth herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K under the headings “Amended and Restated Master Credit Agreement with the Senior Lender” and “First Amendment to Loan Agreement with the TIF Lender” is incorporated by reference into this Item 2.03, as if fully set forth herein.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Class B Offering described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated into this Item 3.02 by reference, on December 31, 2011, the Company sold 1,052.50 Class B Units of the Company at a price of $10,000 per unit for an aggregate purchase price of $10,525,000.  Each Class B Unit may be converted into twelve (12) of the Company’s common units at any time at the holder’s election by providing notice to the Company.  The Class B Units were offered and sold to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2012, Paul Seger and Gerald Winings, directors of the Company with terms ending in 2013 (the “2013 Director Class”) resigned as directors of the Company in the 2013 Director Class.  Neither resignation was due to any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.  Rather, Mr. Seger and Mr. Winings resigned to allow for the appointment of the TNDK Directors in accordance with the terms of the Company’s Fifth Amended and Restated Operating Agreement.

In accordance with the terms of the Letter Agreement and the Fifth Amended and Restated Operating Agreement, effective as of January 1, 2012, the Board appointed, at the request of TNDK, David Neubauer and Todd Jonas to serve as directors of the Company until their respective successors are elected and qualified, or until death, resignation, removal or disqualification of such TNDK Director.  In accordance with the terms of the Company’s Fifth Amended Operating Agreement, Mr. Neubauer and Mr. Jonas were also appointed to serve on the Executive Committee of the Board.

Neither Mr. Neubauer nor Mr. Jonas has a direct or indirect material interest in any currently proposed transaction to which the Company is a party and neither Mr. Neubauer nor Mr. Jonas had a direct or indirect material interest in any such transaction since the beginning of the Company's last fiscal year.

Effective January 1, 2012, Richard Bilstein, a director with a term ending in 2012 (the “2012 Director Class”) resigned as a director of the Company in the 2012 Director Class and, in order to fill one of the vacancies in the 2013 Director Class created by the resignations of Messrs. Seger and Winings, the Board re-appointed Mr. Bilstein to serve as a director of the Company in the 2013 Director Class or until his successor shall have been elected and qualified.

On December 31, 2011, the Company issued Class A Units to each of the following directors as payment for outstanding payables related to past due director fees as set forth below:

Director	Class A Units
Richard Bilstein	12.30

Timothy Borer	12.00

Paul Corkle	7.80

Steve Dennis	8.10

Jerome Fagerland	7.70

Clayton Goeke	7.10

Jeff Lieswald	7.40

Robert Olson	8.10

Kenneth Osborne	7.50

Paul Seger	8.00

Kirk Shane	7.70

Todd Shane	8.20

Everett Vogel	11.20

Gerald Winings	6.90

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Fourth Amended and Restated Operating Agreement

One of the Escrow Release Conditions for the Class B Offering was the adoption of a Fourth Amended and Restated Operating Agreement (the “Fourth Amended Operating Agreement”) creating the Class B Units as a new class of securities in the Company and setting forth the rights and preferences applicable to the Class B Units.  Pursuant to Section 8.1 of the Company’s Third Amended and Restated Operating Agreement dated March 4, 2009 (the “2009 Agreement”), the Board adopted the Fourth Amended Operating Agreement effective as the closing of the Class B Offering on December 31, 2011.

The following is a brief description of the changes made to the 2009 Agreement in connection with the creation of the Class B Units and set forth in the Fourth Amended Operating Agreement

Preferred Unit Rate.  Class B Units receive 12% cumulative annual distributions.  Distributions are payable upon the earliest of (i) redemption of the Class B Units, (ii) a liquidation, dissolution or winding up of the Company, or (iii) when and if declared by the Board.  Distributions will not be paid unless such distributions are expressly permitted by the Company’s credit agreement.

Conversion Rights.  Holders of the Class B Units have the right to convert each Class B Unit into twelve (12) of the Company’s common units at any time at the holder’s election by providing notice to the Company.  Any accrued but unpaid distributions outstanding at the time a conversion notice is received by the Company will be converted to common units at the rate of one Common Unit per $833.33; provided that the Company will have the option, at its sole discretion, to instead pay to the holder a portion or all of any accrued but unpaid distributions in cash rather than convert to the Company’s common units.

Redemption. The Board  has the right to redeem the Class B Units at any time after the Class B Units are issued, at the Class B Units’ purchase price, plus any accrued but unpaid distributions, provided that the holder can elect to convert the Class B Units as described above.  On the tenth anniversary of the issuance of the Class B Units, any Class B Units that have not been previously redeemed or converted prior will be subject to a mandatory redemption at the Class B Units’ purchase price, plus any accrued but unpaid distributions, provided that the holder of any such Class B Units can elect to convert as described above.  The Company, at its option, may elect to force conversion rather than make the redemption payment in cash.

Except as set forth above or below in connection with the discussion of the Company’s Fifth Amended and Restated Operating Agreement, the holders of the Class B Units have the same rights and preferences as the rights and preferences of holders of the Company’s Class A Preferred Membership Units (the “Class A Units”) set forth in the 2009 Agreement including the right to one vote per unit.

Fifth Amended and Restated Operating Agreement

In accordance with the terms of the Letter Agreement and pursuant to Section 8.1 of the Fourth Amended Operating Agreement, the Board adopted the Fifth Amended and Restated Operating Agreement (the “Fifth Amended Operating Agreement”) effective as of January 1, 2012 to provide TNDK the right to appoint two directors to the Board and make certain other modifications described below.

Size of the Board.  The Fourth Amended Operating Agreement provided that the number of directors shall be not less than twelve (12) nor more than eighteen (18).  The Fifth Amended Operating Agreement modified this provision to provide that the number of directors shall not be more than fourteen (14) directors.

TNDK Directors.  The Fifth Amended Operating Agreement provides TNDK with the right to appoint two (2) directors to the Board (each a “TNDK Director”) so long as TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, which equals or exceeds fifteen percent (15%), provided, to the extent that TNDK holds units representing a percentage interest in the Company, on a fully diluted basis which is less than fifteen percent (15%) but equals or exceeds five percent (5%), then TNDK will have the right to appoint one (1) TNDK Director; provided, further, that if TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, which is less than five percent (5%), then TNDK will not have the right to appoint any TNDK Director.  Each TNDK

Director will hold office indefinitely until a successor is elected and qualified or until the earlier death, resignation, removal or disqualification of such TNDK Director.

Members, other than TNDK, have the right to elect the remaining twelve (12) directors which continue to be divided into three (3) classes with four (4) directors, other than the TNDK Directors, in each class.  In the event that the TNDK Directors are reduced to zero, TNDK will have the right to vote for the election of directors in the same manner as all other members.

Executive Committee.  The Fifth Amended Operating Agreement provides that the Company shall maintain a six-member Executive Committee to oversee the management and day-to-day operations of the Company and that the Executive Committee has all of the rights and powers necessary to provide such oversight subject to the limitations on the Board and its committees as set forth in the Fifth Amended Operating Agreement, including the TNDK approval requirements described below.  The Board has the right to select and appoint the directors to serve on the Executive Committee; provided, the Fifth Amended Operating Agreement provides that the Board must appoint to serve as members of the Executive Committee: (i) the TNDK Directors, and (ii) the Company’s President or Chief Executive Officer; provided, however, if the President or Chief Executive Officer is not a director, then such individual would serve as a member of the Executive Committee solely in a non-voting ex officio capacity.

Restrictive Covenants.  The Fifth Amended Operating Agreement also incorporates certain restrictive covenants which provide that so long as TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, that equals or exceeds five percent (5%), then the Board, or any committee acting on behalf of the Board, would not take the following actions without the approval of TNDK or one of the TNDK Directors: (a) sell, exchange, transfer or otherwise dispose of all or substantially all of the assets of the Company; (b) merge or consolidate the Company with any other person; (c) issue additional units of any class or any other new securities or admit any person as a Member; (d) amend the Company’s Articles of Organization or the Fifth Amended Operating Agreement; (e) file or commence any voluntary bankruptcy, liquidation, dissolution or termination of the Company; (f) authorize any split, combination or reclassification of any units; (g) enter into any agreement or instrument relating to any credit or liquidity facility or amend or terminate in any material respect any lending agreement or other instrument relating to any outstanding Company credit facility or loan; (h) take any action, or fail or refuse to take any necessary action, which would directly or which could reasonably be expected to indirectly result in a breach or other violation of any covenants, agreements or instruments relating to any loan, credit or liquidity facility of the Company; (i) enter into any material contract, material amendment or termination of any material contract, or amend any contract or agreement that is not a material contract when such amendment would have the effect of causing such contract or agreement to become a material contract; provided that for purposes of this section, the term “material contract” means any contract or agreement entered into, or contemplated to be entered into by or on behalf of the Company, which (1) obligates the Company to expend (whether in cash, trade, barter or otherwise) more than $250,000, or (2) obligates the Company to expend (whether in cash, trade, barter or otherwise) more than $250,000 per year and has a term, including renewals and extensions, of more than one (1) year; (j) sell, exchange, lease, abandon, mortgage, pledge or otherwise dispose of or transfer assets (an “asset transfer”) in each case having a fair market value of more than $100,000 other than the sale of inventory, if any, in the ordinary course of business; the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Company or the disposition of investments in cash and cash equivalents; (k) create or confer any authority to any committee other than the Executive Committee; the Audit Committee, the Corporate Governance/Compensation Committee, the Nominating Committee and such other committees required under applicable securities laws and regulations or to the extent such creation or conference of authority is necessary to establish special independent investigative committees so long as any such committees are not delegated or conferred authority or rights to make any decisions or take any actions that would otherwise require the approval of TNDK unless the requirement for TNDK approval will result in a violation of applicable securities laws; (l) bring or otherwise initiate any actions at law or in equity, or under alternative forms of dispute resolution including, without limitation, arbitration and mediation, on behalf of the Company by or against third parties (each of the foregoing, a “Legal Proceeding”), or consent to or enter into a judgment or settlement of any Legal Proceeding, when any Legal Proceeding involves the expense, expenditure, loaning or borrowing by the Company of more than $100,000;  (m) pay any management fee or other compensation to any Directors or committee members for service on the Board or any committee; provided, however, TNDK’s approval shall not be required for the reimbursement of reasonable expenses incurred by the directors in the ordinary course of the Company’s business;  (n) approve capital expenditure budgets and capital projects obligating the Company to expend more than $50,000 (individually or in the aggregate); (o) make any loan or extend any credit to any person with or without any security other than loans or extensions of credit made in the ordinary course of business; (p) approve the hiring and firing of the executive officers of the Company; (q) establish or modify the Company tax policies and tax elections, and approve the Company’s significant tax returns; (r) authorize the Company to incur liens or encumbrances on its assets other than liens or encumbrances for purchase money security interests and lessor interests on assets purchased or leased in the ordinary course of business; (s) change the nature or scope of the Company’s business; (t) elect to dissolve or wind-up the Company’s business; (u) approve the transfer of any units by a member or members in a transaction or series of related transaction which would result in a transfer of thirty-four percent (34%) or more of the outstanding units on a fully diluted basis; (v) adopt, amend or modify the Executive Committee Charter or other governing documents of the Executive Committee;  (w) increase the number of members on the Executive Committee; or (x) increase the number of Directors.

The approval from TNDK described above is not intended to create a separate class voting right or require a member vote, but rather constitutes a requirement of approval (which does not have to be obtained or given in the manner required for member votes) necessary for certain actions in addition to any member approval otherwise required under the Company’s Articles of Organization, Fifth Amended Operating Agreement or by law.

Right to Transfer.  The Fifth Amended Operating Agreement modified the provisions of the Fourth Amended Operating Agreement relating to the ability of members to transfer their units to provide that transfers of Class B Units would not require the approval of the Board; provided, the holder of the Class B Units seeking to transfer the Class B Units complies with certain conditions, including providing written notice to the Board of the proposed transfer along with an assignment which notice and assignment shall be in accordance with the Company’s Unit Transfer Policy, and a legal opinion of counsel reasonably acceptable to the Board that: (i) the proposed transfer, alone or when combined with other transactions, would not result in: (A) a termination of the Company within the meaning of Code Section 708 (or, if so, that no material adverse tax consequences would result to the Company or the Members by reason of such termination), (B) the Company’s losing its status as a partnership for income tax purposes, or (C) the taxation of the Company as a publicly-traded partnership for income tax purposes; and (ii) the unit(s) may be transferred without registration under any applicable federal and state securities laws and regulations.

After the Company has received the notice, assignment and opinion of counsel, the Board will have thirty (30) days to object to the proposed transfer if the transfer is not in compliance with or otherwise violates the restrictions set forth in Sections 3(i) and (ii) of the Company’s  Unit Transfer Policy.  Any objection by the Board would need to be set forth in a writing delivered to the holder of the Class B Units seeking to transfer prior to the expiration of 30-day period and would need to set forth with particularity the Board’s basis for determining that the proposed transfer is not in compliance with or otherwise violates the restrictions set forth in Sections 3(i) and (ii) of the Company’s Unit Transfer Policy.  If the Board does not object to the transfer within the 30-day period, then the holder of the Class B Units would be free for a period of ninety (90) days to transfer to the originally proposed transferee the Class B Units in accordance with the terms of the original notice to the Company but not on any other terms.

Tax Distributions. The Fifth Amended Operating Agreement modified the provisions relating to distributions to members to provide that tax distributions made to members, including holders of the Company’s common units, Class A Units and Class B Units, will not be treated as a prepayment of distributions later made to members.

Amendments to the Fifth Amended Operating Agreement.  The Fifth Amended Operating Agreement provides that amendments to the Fifth Amended Operating Agreement can only be made (i) upon an affirmative vote of units representing a percentage interest in the Company, on a fully diluted basis, which equals or exceeds eighty-six percent (86%) represented in person or proxy at a meeting called for such purpose or (ii) upon an affirmative vote of two-thirds (2/3) of the Board, subject to the TNDK approval requirements described above, and other limitations and restrictions applicable pursuant to the Fifth Amended Operating Agreement or by law.

Item 7.01	Regulation FD Disclosure.

On January 6, 2012, the TBF issued a joint press release announcing the execution of the Asset Management Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

The foregoing information (including the exhibits hereto) is being furnished under “Item 7.01- Regulation FD Disclosure.” Such information (including the exhibits hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

     The filing of this report and the furnishing of this information pursuant to Item 7.01 do not mean that such information is material or that disclosure of such information is required.  In addition, the Company does not assume any obligation to update such information in the future.

Item 9.01	Financial Statements and Exhibits.

99.1           Press Release dated January 6, 2012 issued by Tenaska Biofuels, LLC

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	NEDAK ETHANOL, LLC

	By:	/s/ Jerome Fagerland
Jerome Fagerland
President and General Manager

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 6, 2012 issued by Tenaska Biofuels, LLC